Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
MEDIA CONTACT:	INVESTOR CONTACT:
Lisa Murray	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-7642	408-517-8324
Lisa_Murray@symantec.com	hcorcos@symantec.com

SYMANTEC APPOINTS FORMER ABN AMRO BANK BOARD ADVISOR AND SENIOR EXECUTIVE VICE
PRESIDENT, FRANS LION, TO BOARD OF DIRECTORS

CUPERTINO, Calif. – Jan. 20, 2004 – Symantec Corp. (Nasdaq: SYMC), the world leader in Internet security, today announced the appointment of Franciscus (Frans) Lion, former ABN AMRO Bank Board Advisor and senior executive vice president, to the Symantec board of directors. The total number of directors on the board is ten. ABN AMRO Bank is a leading banking and financial company, headquartered in Holland, with total assets of 601 billion Euros and over 100,000 employees.

“Frans brings a wealth of business understanding to the delivery and support of products and services across a broad global landscape and a diverse customer base,” said John W. Thompson, Symantec chairman and chief executive officer. “His 39 years of experience in IT, as well as his in-depth knowledge of the financial sector will make him a valuable addition to the board.”

Lion joined ABN AMRO Bank in 1984 as chief information officer, overseeing 10,000 employees. Previously, he held various management positions at IBM including business planning, marketing and human resources management.

Lion has an engineering degree from the Technical College of Gent in Belgium. He serves as a board member of several companies and organizations in Europe including: The University of Twente, Chairman of the Council of Business and IT Studies; Member of the Supervisory Board of the Information Beheer Group; and Chairman of the Supervisory Board of Business Architects International.

About Symantec

Symantec, the world leader in Internet security technology, provides a broad range of content and network security software and appliance solutions to individuals, enterprises and service providers. The company is a leading provider of client, gateway and server security solutions for virus protection, firewall and virtual private network, vulnerability management, intrusion detection, Internet content and e-mail filtering, remote management technologies and security services to enterprises and service providers around the world. Symantec’s Norton brand of consumer security products is a leader in worldwide retail sales and industry awards. Headquartered in Cupertino, Calif., Symantec has worldwide operations in 36 countries. For more information, please visit www.symantec.com.

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